Reading International Concludes Purchase of Hawaii and California Cinemas

LOS ANGELES, California – February 22, 2008– Reading International, Inc. (AMEX: RDI and RDIB) announced today that it completed the acquisition of 15 leasehold cinema complexes and related assets through its newly formed subsidiary, Consolidated Amusement Theatres, Inc. (“Consolidated”). The cinemas comprise 181 screens and generate revenues of approximately $80 million annually.  Nine of the complexes (98 screens) are located in Hawaii and represented nearly 70% of the Hawaiian box office receipts reported in 2007.  The other six complexes (83 screens) are located in California, and consist of a 16-screen complex in Bakersfield, a 16-screen complex in Sonoma County, and four locations in San Diego.  The San Diego cinemas represent the third largest market share in the area at approximately 12%.  RDI also acquired in the transaction the Consolidated Amusement trade name, recognized in the Hawaiian Islands for some 75 years. The acquisition was structured as a purchase of 14 locations and a management agreement for one location.

The purchase price of the cinemas and other assets was $69.3 million, and was financed primarily by a $50 million term loan and a $5 million revolving line of credit provided by institutional lenders.  While the term financing is initially guaranteed by RDI, the guarantee will expire once the debt-to-cash flow ratio falls below a certain threshold.  Based on management’s estimates this should occur in about 18 to 24 months, upon the debt being reduced to approximately $38 million, by applying most of the theaters’ net cash flow during that same timeframe to paying down the financing.   An additional $21 million of financing was provided under a term loan from an affiliate of the sellers.  Recourse under the seller financing is limited to Consolidated and its assets.  In addition to the acquired assets, RDI has contributed to Consolidated two of RDI’s domestic theaters located in New Jersey and Dallas.  An affiliate of the sellers also has agreed to provide up to $3 million of additional term loans to RDI at its request.

Management believes that the purchase price paid for these assets, compares favorably to other recent publicly reported cinema acquisitions, and is grateful for having been invited onto the short list of prospective buyers for these theaters.

The sellers of the cinema assets are Pacific Theatres Exhibition Corp., and its affiliates (“Pacific”).  An affiliate of Pacific is a shareholder in RDI.  Mr. Cotter, RDI’s Chairman and Chief Executive Officer, was an executive and a director of Pacific for over thirty years.

The management team knows these markets and assets extremely well, and believes the price and financing terms will allow the company to achieve an attractive return on this investment for its shareholders.

Management further believes that this transaction is a good opportunity to expand upon its current base of US cinemas, into desirable markets but with limited capital exposure.  The Company has plans to immediately invest in renovating the Kapolei Theater in Hawaii and the Carmel Mountain Theater in San Diego, acquired in the transaction.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  RDI’s business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such statements.  Such risks and uncertainties include the possibility that the actual market share of the acquired cinemas and anticipated reduction in the acquisition financing will differ from these forward-looking statements, as well the risks and uncertainties set forth from time to time in RDI’s filings with the Securities and Exchange Commission.  The inclusion of a forward-looking statement in this press release should not be regarded as a representation by RDI that its objectives will be achieved.  RDI undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information:

Reading International, Inc.
Andrzej Matyczynski
Telephone: (213) 235-2240